Exhibit 99.1

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma consolidated combined financial statements reflect Atlas Pipeline Partners, L.P.’s (“the Partnership”) historical results as adjusted on a pro forma basis to give effect to (i) its December 20, 2012 acquisition from Cardinal Midstream, LLC (“Cardinal”) of 100% of the equity interests in three wholly-owned subsidiaries (the “Cardinal Acquisition”), which includes a 60% interest in a joint venture, known as Centrahoma Processing, LLC (“Centrahoma”, of which the remaining 40% interest is owned by MarkWest Oklahoma Gas Company, LLC, (“MarkWest”), a wholly-owned subsidiary of MarkWest Energy Partners, L.P. (NYSE: MWE)); (ii) the related issuance of 10.5 million of its common limited partner units in a public offering, along with Atlas Pipeline Partners GP, LLC’s contribution to maintain its 2% general partner interest, to partially fund the purchase; (iii) the related issuance of $175.0 million of 6.625% senior unsecured notes due on October 1, 2020 (“6.625% Senior Notes”) to partially fund the purchase; and (iv) borrowings from the senior secured revolving credit facility to fund the remaining purchase costs. The estimated adjustments to give effect to the Partnership’s Cardinal Acquisition and the associated financing activities are described in the notes to the unaudited pro forma financial statements.

The following unaudited pro forma consolidated combined statement of operations for the year ended December 31, 2012 reflects the transaction as if it occurred as of January 1, 2012 and should be read in conjunction with the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2012 and with the unaudited consolidated financial statements of Cardinal for the nine months ended September 30, 2012, filed as Exhibit 99.1 to the Partnership’s Current Report on Form 8-K/A on February 28, 2013.

The unaudited pro forma consolidated combined statement of operations was derived by adjusting the Partnership’s historical consolidated financial statements. However, management of the Partnership believes that the adjustments provide a reasonable basis for presenting the significant effects of the transactions described above. The unaudited pro forma financial data presented is for informational purposes only and is based upon available information and assumptions that management of the Partnership believes are reasonable under the circumstances. This unaudited pro forma financial information is not necessarily indicative of what the financial position or results of operations of the Partnership would have been had the transactions been consummated on the dates assumed, nor are they necessarily indicative of any future operating results or financial position. The Partnership may have performed differently had the transactions actually occurred on the dates assumed.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

(in thousands, except per unit data)

(Unaudited)

	For the Year Ended December 31, 2012	For the period from January 1, to December 20, 2012
	Atlas Pipeline Partners, L.P.	Cardinal Midstream LLC	Adjustments		Pro Forma as adjusted
Revenue:
Natural gas and liquids sales	$1,137,261	$19,221	$197,773	(a)	$1,354,255
Transportation, processing and other fees – third parties	66,287	46,841	—		113,128
Transportation, processing and other fees – affiliates	435	—	—		435
Derivative gain, net	31,940	—	—		31,940
Other income, net	10,097	1,769	—		11,866

Total revenues	1,246,020	67,831	197,773		1,511,624

Costs and expenses:
Natural gas and liquids cost of sales	927,946	9,792	197,773	(a)	1,135,511
Plant operating	60,480	16,383	—		76,863
Transportation and compression	1,618	—	—		1,618
General and administrative	43,406	5,719	—		49,125
Compensation reimbursement – affiliates	3,800	—	—		3,800
Other costs	15,069	—	(15,372	)(b)	(303)
Depreciation and amortization	90,029	14,837	9,012	(c)	113,878
Interest	41,760	2,955	(2,955	)(d)	56,500
			14,196	(e)
			544	(f)

Total costs and expenses	1,184,108	49,686	203,198		1,436,992

Equity income in joint ventures	6,323	—	—		6,323
Income tax (expense) benefit	(176)	(845)	2,238	(g)	1,217

Income from continuing operations	68,059	17,300	(3,187)		82,172
Income attributable to non-controlling interests	(6,010)	(993)	1,757	(c)	(5,246)

Net income attributable to common limited partners and the General Partner	$62,049	$16,307	$(1,430)		$76,926

Allocation of net income attributable to:
Common limited partners’ interest	$52,391				$66,969
General Partners’ interest	9,658				9,957

	$62,049				$76,926

Net income attributable to common limited partners per unit (Basic and Diluted)	$0.95				$1.03

Weighted average common limited partner units:
Basic	54,326				64,230

Diluted	55,138				65,043

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL STATEMENTS

(a)	To reclassify natural gas and liquids costs associated to the Cardinal Acquisition revenues. Based upon the Partnership’s portfolio of contracts, the Partnership expects to report the revenues and costs under the acquired contracts on a gross basis. Under guidance in the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 605 – Revenue Recognition, the Partnership presents sales of natural gas, NGLs and condensate and the related cost of goods sold as gross values on the consolidated statements of operations, based upon the assessment that the Partnership acts as a “Principal” as defined by the ASC; while Cardinal presented revenues net of costs based upon the assessment that Cardinal acted as an “Agent”, as defined by the ASC. There is no impact on the reported income from continuing operations as a result of this adjustment.
(b)	To adjust earnings to exclude $15.4 million of acquisition-related costs incurred related to the Cardinal Acquisition.
(c)	To reflect incremental depreciation and amortization expense related to fair value assessment of the assets acquired, including a fair value assessment of the non-controlling interest in the property, plant and equipment and intangible assets.
(d)	To reflect the adjustment to interest expense for Cardinal’s repayment of debt from the net proceeds received on the sale of assets.
(e)	To reflect the adjustment to interest expense to partially finance the Cardinal Acquisition with the issuance of $175.0 million of 6.625% Senior Notes and the additional borrowings of $122.3 on the revolving credit facility at an interest rate of 2.46%, less the accretion of the $5.3 million premium received on the issuance of the 6.625% Senior Notes.
(f)	To reflect the amortization of deferred financing costs incurred related to (i) the Partnership’s issuance of the 6.625% Senior Notes; and (ii) the amendment to the Partnership’s revolving credit facility to provide for the Cardinal Acquisition to be a permitted investment and for Centrahoma to not be required to be a guarantor nor provide a security interest in its assets.
(g)	To reflect the income tax impact of the incremental depreciation and amortization expense recognized related to APL Arkoma, Inc., (previously known as Cardinal Arkoma, Inc.), a corporate subsidiary acquired through the Cardinal Acquisition.

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